TEAMING AGREEMENT

THIS AGREEMENT is made and entered into by and between BioShaft Water Technology, Inc. a corporation organized and existing under the laws of Nevada, and having its principal place of business at 1 Orchard road, Suite 220, Lake Forest, Orange County, California, USA, (hereinafter referred to as “BIOSHAFT”), and ZUHIER ZAHRAN a Company existing and organized under the laws of the Kingdom of Saudi Arabia Country, and having its principal place of business at (hereinafter referred to as“ZUHIER ZAHRAN”).

WHEREAS, BIOSHAFT is the owner of certain registered patents and patent applications listed in Exhibit A (hereinafter defined as the “HANS BIOSHAFT PATENT”) and is the global owner of the patented HANS BIOSHAFT PATENT system, a household wastewater (Sewage) Treatment technology that promotes eco-efficiency, clean production and pollution prevention, and

WHEREAS, BIOSHAFT is an industry leader in low sludge (inert biomass) yields because of a patented attached growth process. This fixed film process results in the virtual elimination of sludge and the associated sludge components found in conventional activated sludge waste water treatment systems (i.e. sludge collection, drying beds and disposal), and

WHEREAS, BIOSHAFT has developed and perfected a wide range of product lines using the HANS BIOSHAFT PATENT system and the BioShaft services are for the following three categories:

A. Standard Prepackage Systems (pre-engineered).

B. Standard Modular Systems (pre-engineered)

C. Custom built Plants

All of which are hereinafter jointly referred to as the "Patented System", each of the above categories containing the Product as defined herein, and

WHEREAS, the ZUHIER ZAHRAN desires to undertake to fully finance the operation in the TERRITORIES and act as the main contractor and partner of the System in the assigned TERRITORIES (as hereafter defined)

NOW, THEREFORE, in consideration of the mutual covenants herein, BIOSHAFT and ZUHIER ZAHRAN hereby agree as follows:

ARTICLE 1

DEFINITIONS:

Terms in this Agreement which are capitalized shall have the meanings set forth below or as defined elsewhere in this Agreement.

1.1. “HANS BIOSHAFT PATENT” means those registered patents and patent applications, their divisions, continuations, continuations-in-part of such patents issuing there from, and all reissues or renewals of the same, listed in Exhibit 1 attached hereto.

1.2. “TERRITORIES” mean Kingdom of Saudi Arabia

1.3. “EFFECTIVE DATE” means the date of execution of this Agreement by the last party to do so.

1.4. “PRODUCTS” means any product designed or manufactured for the TERRITORIES which contains the HANS BIOSHAFT SYSTEM.

1.5 “ZUHIER ZAHRAN”: acts as a Main Contractor and Partner for the projects BIOSHAFT exclusively obtain in the TERRITORIES

ARTICLE 2

SCPOPE:

WHEREAS, the parties hereto have expressed a mutual interest in pursuing together an association to provide Engineering, Build and operate services for projects in the Kingdom of Saudi Arabia as a Territory. ( promote BioShaft Technology at Saudi Arabian authorities, consulting firms and interest groups)

WHEREAS, the parties each have unique strengths and capabilities with respect to performance of business development, Design, Build and operate overview, and

WHEREAS, it is the intention of the parties to have a long term relationship where both parties will mutually benefit each other, and

WHEREAS, the parties have decided that it is in the interest of each other to jointly perform work together over the long term, therefore, BioShaft and ZUHIER ZAHRAN will assist each other to develop a Design Build & operate SPC Company.

NOW, THEREFORE, in consideration of the foregoing herein, it is hereby agreed to associate as follows:

2.1.

Relationship

a.

Develop a long term relationship.

b.

During the term of this agreement the parties hereto shall be independent companies, and neither has the right or authority to take any action which may bind the other party, without its prior written consent. Neither party is authorized to make commitments, representations, warranties, or agreements on behalf of the other.

c.

The parties each agree that their relationship to the other shall be exclusive with respect to the Association. Neither party shall submit a proposal, bid for services relating to the Project separately or with others, take any action or make any agreements or representations with respect to a Project that will in any way be inconsistent with the parties’ agreement to jointly pursue the projects as provided in this Agreement.

d.

When a new SPC Design Build & operate Company is formed and provides Engineering and construction services the parties shall agree in writing as to the specifics of a contract. The arrangement will be set forth in a separate detailed written agreement (a "Project-Specific Agreement" whereas within one (1) year). Project-Specific Agreements will address at least the following subjects:

1) Legal structure between the parties,

2) Contracting entities to be used by each party,

3) Division of rights and responsibilities,

4) Relationships with third parties,

5) Procedure for determination of proposal price,

6) Division of profits and losses,

7) Accounting and auditing procedures,

8) Decision-making procedure and authority,

9) Dispute resolution procedure,

10) Terms if the project is terminated,

11) Applicable laws and language, and

12) Warranties and indemnification.

ARTICLE 3

NON-DISCLOSURE CONFIDENTIALITY:

3.1. Nondisclosure by ZUHIER ZAHRAN. ZUHIER ZAHRAN expressly covenants to not at any time in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation any information of any kind, nature or description concerning the System and the conduct of ZUHIER ZAHRAN's business, except insofar as it is necessary for the conduct of ZUHIER ZAHRAN's own employees, ZUHIER ZAHRANs and representatives from such unauthorized disclosure and to take all steps necessary in order to enforce such restriction. The parties hereto stipulate that as between themselves information to be supplied by BIOSHAFT to ZUHIER ZAHRAN relating to the System and BIOSHAFT's manufacturing business is important, material and confidential and gravely affects the effective and successful conduct of the business of BIOSHAFT and its goodwill and any breach of the terms of this paragraph is a material breach of this Agreement.

ARTICLE 4

TERM; TERMINATION:

4.1. Term. This Agreement shall be in effect for a term commencing on the EFFECTIVE DATE and continuing for Three (3) years from such EFFECTIVE DATE, or until terminated under the termination provisions delineated below.

4.2. Termination without Prior Notice. BIOSHAFT may immediately end the term of this Agreement by written notice without prior advance notice to ZUHIER ZAHRAN in the event ZUHIER ZAHRAN shall violate any term, provision, covenant, condition or agreement herein contained, and such violation shall continue for a period of thirty (30) days after written notice from BIOSHAFT or under the following circumstances BIOSHAFT shall be entitled without liability therefore to terminate this Agreement forthwith:

(i)

In the event of ZUHIER ZAHRAN's voluntary bankruptcy, insolvency, liquidation, receivership, or trusteeship; make a composition with its creditors or enter into any similar proceeding of the same nature.

(ii)

In the event ZUHIER ZAHRAN shall cease to exist as a company through operation of law or otherwise; or

(iii)

In the event that ZUHIER ZAHRAN violates the territorial limitations;

4.3. Upon termination of this Agreement pursuant to paragraphs 4.1 OR 4.2, ZUHIER ZAHRAN shall immediately cease using the rights hereinabove and shall send to BIOSHAFT a certificate, signed by a duly authorized officer of ZUHIER ZAHRAN, stating that it no longer has any right to use the aforesaid rights and/or to assemble, sell, use or otherwise dispose of the HANS BIOSHAFT PATENT or the LICENSED PRODCUTS. ZUHIER ZAHRAN shall cease to use and shall withdraw from the use of the Trademark, Trade Name, or any combination of works similar thereto or suggestive thereof, the trade names, trademarks, services marks, certification marks, color schemes and patterns, logos, slogans, designs, signs and emblems of BioShaft or in any way similar thereto or suggestive thereof; and the ZUHIER ZAHRAN shall withdraw from use and cease to use any and all such distinguishing characteristics as to avoid all possibility of confusion by the public.

4.4. ZUHIER ZAHRAN agrees that BIOSHAFT shall be entitled to injunctive and equitable relief for any violation of this paragraph of the agreement or any and all relief that a court of competent jurisdiction shall see fit to render for a violation of this paragraph, and ZUHIER ZAHRAN agrees to pay all costs and expenses including reasonable attorneys' fees incurred by BIOSHAFT in enforcing this paragraph or any other parts of this Agreement as a result of ZUHIER ZAHRAN's violation of or default in performing this paragraph or any other part of this Agreement.

4.5. It is expressly agreed that the account receivables due on the date of any termination of this Agreement will be due and payable to BIOSHAFT fifteen (15) days from such date.

ARTICLE 5

TAXES:

The payments made by ZUHIER ZAHRAN to BIOSHAFT resulting from this Agreement are exclusive of:

(a)

All national, state or municipal income tax, state or local excise, sales, use, luxury, turnover (value added), purchase or similar tax of any kind.

(b)

All governmental permit and license fees and all customs duties.

(c)

All withholding taxes.

ZUHIER ZAHRAN agrees to pay and to indemnify and hold BIOSHAFT harmless from any tax or fee referred to above, as well as the collection thereof, including penalties and interest, which BIOSHAFT may incur in respect of this Agreement.

ARTICLE 6

RESPONSIBILITIES OF ZUHIER ZAHRAN:

6.1. Prequalification. ZUHIER ZAHRAN shall furnish all necessary Documentation reasonably required by BIOSHAFT and reasonably available to ZUHIER ZAHRAN as to projects prospective sales under this Agreement including the all financials and banking.

6.2. Financing. ZUHIER ZAHRAN shall provide all necessary funding of the operation and projects including the procurement of all the services and parts from BioShaft. Estimated committed budget for the year 2010 should be US $ 300,000 including Bashar Amin basic salary of $ 10,000 /month plus his travel and living expenses.

6.3. Profit Sharing. VOTING AND PROFIT SHARING RIGHTS SHALL BE 50% FOR BIOSHAFT 50% FOR ZUHIER ZAHRAN. BIOSHAFT SHALL ISSUE 100 K STOCK OPTIONS TO ZUHAIR ZAHRAN. Since we agreed that Persian Gulf region business development financing shall be covered by ZUHIER ZAHRAN as part of Saudi Arabia operation, ZUHIER ZAHRAN shall get 15% of the profits on any of the projects in the Persian Gulf region or 30% if it is involved in the financing of such projects.

6.4. Insurance. ZUHIER ZAHRAN agrees to secure general liability insurance, including product liability insurance, with aggregate bodily injury and property damage limits of not less than the equivalent of one million U.S. dollars (U.S. $1,000,000). The ZUHIER ZAHRAN shall cause its insurers to add the BIOSHAFT as an additional insured on the aforementioned policies. The ZUHIER ZAHRAN shall furnish to BIOSHAFT evidence of such insurance coverage in the form of a certificate of insurance stipulating that the BIOSHAFT will be given ten (10) day written notice prior to any material change, substitution, or cancellation of the insurance during the term of this Agreement. ZUHIER ZAHRAN shall bear the cost of acquiring and maintaining the aforementioned insurance during the term of this Agreement. The limitations as to form or amounts of insurance stipulated herein represent the minimum requirements for the Agreement and are not intended to limit the legal liabilities of the ZUHIER ZAHRAN.

6.5. Intellectual Property, Inventions and Improvements. BIOSHAFT is the sole owner of all Intellectual Property related to the PRODUCTS. The term “Intellectual Property” shall mean all intangible property rights owned by BIOSHAFT relating in any way to the PRODUCTS, including without limitation all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, trade secrets, know-how, mask works, certifications, invention disclosures, concepts, or ideas.

ZUHIER ZAHRAN shall execute and provide such documents and perform such acts as may be reasonably necessary for BIOSHAFT to obtain and maintain such patent, trademarks, trade secret and other intellectual property rights protection related to the PRODUCTS.

6.6. Quality Control. All Products manufactured and sold under this AGREEMENT by ZUHIER ZAHRAN or by a sub ZUHIER ZAHRAN of ZUHIER ZAHRAN will be manufactured and will perform in accordance with standards established by BIOSHAFT. Prior to the first sale of each particular kind of product manufactured under this AGREEMENT, BIOSHAFT will be provided with a sufficient amount of information to allow it to reasonably determine the quality of the manufacture and performance of that product. If it so desires, BIOSHAFT will be given a reasonable opportunity to inspect and test the product.

No changes in the design, concept, or technology of the PRODUCT or under the trademarks or trade names manufactured, used, or sold under the terms of this Agreement will be made by ZUHIER ZAHRAN or its sub ZUHIER ZAHRANs without the prior written consent of BIOSHAFT, which consent will be made with full cognizance of local code and requirements.

6.7 Infringement. ZUHIER ZAHRAN will pay all expenses in connection with the application and maintenance of the Trademarks and any patents, designs, or trademarks which may become subject to this Agreement. will notify BIOSHAFT of any alleged infringement of the Patents and Trademarks in the ZUHIER ZAHRAN TERRITORY. BIOSHAFT, on notification of any alleged infringement, will take such action as BIOSHAFT deems desirable to protect patent, design, and trademark rights. In the event of legal proceedings, the costs will be borne by ZUHIER ZAHRAN, and any damages and costs and other compensation awarded will belong to BIOSHAFT. ZUHIER ZAHRAN will cooperate with BIOSHAFT in furnishing witnesses, records, and information for the legal proceedings.

ARTICLE 7.

ASSIGNMENT:

ZUHIER ZAHRAN shall in no event have the right to assign this Agreement or any rights, privileges and obligations hereunder to any other person, firm or corporation, including in case of acquisition, merger or consolidation of ZUHIER ZAHRAN with another corporation, without the prior written consent of BIOSHAFT.

This Agreement shall be binding upon and inure to the benefit of any corporation or other legal entity with which BIOSHAFT may be merged or consolidated, or to the benefit of the assignee of the assets of BIOSHAFT to which this Agreement relates. Otherwise, this Agreement may be assigned by BIOSHAFT to any corporation directly or indirectly majority-owned or controlled by, or under the same control as, BIOSHAFT.

ARTICLE 8.

EXPORT AND IMPORT CONTROLS AND OTHER LAWS OR REGULATIONS:

Nothing herein shall be construed to require BIOSHAFT or ZUHIER ZAHRAN to take any action contrary to any export or import control regulation or other applicable laws or regulations of France or any other country having competent jurisdiction.

ARTICLE 9.

NOTICES; COMMUNICATIONS; AUTHORIZATIONS:

9.1. Any and all official notices, authorizations or other communications required or permitted pursuant to this Agreement shall be sufficiently given only if written in the English language and hand delivered or sent by registered or certified airmail, return receipt requested, postage prepaid, to the addresses set forth in paragraph 10.2 below.

9.2. All the notices or communications shall be addressed to the following:

If to BIOSHAFT:

BioShaft Water Technology, Inc.

1 Orchard road, Suite 220,

Lake Forest, CA 92630

Attn: Imad Yassine, COO

If to ZUHIER ZAHRAN:

Attn: Mr. ZUHIER ZAHRAN

or at such other addresses and to such other persons as shall be furnished from time to time in writing by the parties entitled to receive such notices and communications, and such communications shall be deemed to have been given as of the date so delivered or mailed.

ARTICLE 10.

DISCLAIMER OF TEAMING AGREEMENT:

10.1. This AGREEMENT shall not constitute either party the legal representative or ZUHIER ZAHRAN of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

10.2. Separate Entities. The parties hereto expressly agree that BIOSHAFT and ZUHIER ZAHRAN are completely separate entities and are not partners, general partners, limited partners or joint ventures in any sense whatsoever and neither has the power to obligate or bind the other and that, except as a fictitious firm name for ZUHIER ZAHRAN's Business, ZUHIER ZAHRAN shall not use the words "BioShaft" or any combination of such words in the name of his/her/its proprietorship, corporation, partnership or joint venture or other business entity, nor allow the use thereof by others, and that ZUHIER ZAHRAN will neither sell nor provide any products or services using the aforementioned or Trade Name except as expressly provided herein. It is further expressly agreed by the parties that, except as dictated by the terms of this Agreement, the manner of operation and the sale of ZUHIER ZAHRAN's products are entirely within the discretion and purview of the ZUHIER ZAHRAN and that the BIOSHAFT has no power of supervision or control over ZUHIER ZAHRAN's operations other than as expressly provided in this Agreement.

ARTICLE 11.

PUBLICITY:

11.1. ZUHIER ZAHRAN shall not disclose the terms and conditions of this Agreement to any third party except as required by law or by governmental regulation, requirement or court order; provided, however, that ZUHIER ZAHRAN shall promptly notify BIOSHAFT of such requirement.

11.2. ZUHIER ZAHRAN shall indicate the name of “[name of BIOSHAFT's patents]” in any advertising, technical or promotional documents relating to the BIOSHAFT DEVICE(S). In addition, ZUHIER ZAHRAN agrees to affix the mention “[name of BIOSHAFT's patents]” on each BIOSHAFT DEVICE(S) so installed.

ARTICLE 12.

EFFECT OF HEADINGS:

The Articles and paragraph headings appearing on this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of an Article, nor in any way affect this Agreement, except with respect to the definitions.

ARTICLE 13.

FORCE MAJEURE:

Neither party shall be liable to the other or deemed to be in breach of any obligation hereunder if its performance is prevented or delayed by causes such as war, riots, acts of civil or military authorities, flood, storm, and acts of God, if those events are beyond its control, provided that the Defaulting Party exercises due diligence in promptly notifying the other party of conditions which will result in delay or in breach and will cure such as soon as it is able reasonably to do so.

ARTICLE 14.

NONWAIVER:

The failure of either party at any time to require performance by the other party of any provision thereof shall not affect in any way the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

ARTICLE 15.

SEVERABILITY:

If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and the parties shall endeavor to replace such invalid or unenforceable portion by a similar but valid or enforceable one.

ARTICLE 16.

GOVERNING LAW AND ARBITRATION:

16.1. This Agreement, its validity, interpretation, construction, and performance, shall at all times be governed by the laws of California. The official text of this Agreement shall be in English and any interpretation or construction of this Agreement shall be based solely on the English-language text.

16.2. Any dispute or controversy arising or in connection with the interpretation or performance of this Agreement during its life or thereafter that cannot be resolved by a mutually amicable arrangement between the parties hereto will be finally settled according to the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. Arbitration proceedings shall be conducted in the English language and shall take place in the city of Lake Forest, California.

ARTICLE 17.

INTEGRATION, AMENDMENTS AND MODIFICATIONS:

This Agreement and its Exhibits contain the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements and understandings, written or oral, of the parties with respect thereto. There are no representations, warranties, covenants, or agreements, except as herein set forth. No modification, alteration, amendment, or waiver of any term or covenant of this Agreement shall be valid unless in writing signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including Exhibits which are incorporated herein and made a part hereto, in duplicate, by either respective duly authorized officers, to be effective as of the EFFECTIVE DATE.

For and on behalf of	For and on behalf of

By: /s/ Imad Yassine	By: /s/ Zuhier Ahmed Zahran
Imad Yassine	Zuhier Ahmed Zahran
COO	President

Date: March 6, 2010	Date: March 6, 2010